EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 333-18737 of the Metropolitan West Funds on Form N-1A of our report dated May 26, 2006 appearing in the Annual Report of the Metropolitan West Funds for the year ended March 31, 2006, and to the reference to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” appearing in the Prospectuses, which are a part of such Registration Statement, and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 19, 2006